Exhibit 99.1

Report on Financial Statement Schedule of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Celanese Holdings LLC:

Under date of February 22, 2007, except as to Notes 6 and 31 (sale of oxo products and derivatives business), which are as of February 23, 2007, we reported on the consolidated balance sheets of Celanese Holdings LLC and subsidiaries (“Successor” or “the Company”) as of December 31, 2006 and December 31, 2005 and the related consolidated statements of operations, shareholder’s equity, and cash flows for the year ended December 31, 2006 and December 31, 2005 and the nine-month period ended December 31, 2004. In connection with our audits of the aforementioned consolidated financial statements, we also audited the accompanying related consolidated financial statement schedule. The consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

The audit report on the consolidated financial statements of Celanese Holdings LLC and subsidiaries referred above contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and Statement of Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” both of which were adopted during the year ended December 31, 2006 and (2) the Company’s acquisition of 84.3% of the outstanding stock of Celanese AG in a business combination in April 2004. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/  KPMG LLP

Dallas, Texas
February 22, 2007